News Release February 17, 2026
SSR MINING REPORTS FULL-YEAR 2025 RESULTS
AND 2026 OPERATING GUIDANCE
▪2025 PRODUCTION OF 447,207 GOLD EQUIVALENT OUNCES (“GEOs”), ABOVE THE MIDPOINT OF ANNUAL PRODUCTION GUIDANCE
▪FOURTH QUARTER OPERATING CASH FLOW OF $172 MILLION AND FREE CASH FLOW OF $106 MILLION; YEAR-END CASH TOTALS $535 MILLION (1)
▪2026 PRODUCTION GUIDANCE OF 450,000 TO 535,000 GOLD EQUIVALENT OUNCES REPRESENTS 10% YEAR-OVER-YEAR INCREASE IN GEOs
▪YEAR-END 2025 MINERAL RESERVES TOTAL 11 MILLION GOLD EQUIVALENT OUNCES, A NEARLY 40% YEAR-OVER-YEAR INCREASE
▪CONTINUED INVESTMENT AT GROWTH PROJECTS ACROSS PORTFOLIO, INCLUDING HOD MADEN, BUFFALO VALLEY AT MARIGOLD, CORTADERAS AT PUNA AND PORKY AT SEABEE
▪SSR MINING’S BOARD OF DIRECTORS APPROVED A SHARE BUYBACK PROGRAM OF UP TO $300 MILLION
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") reports consolidated financial results for the fourth quarter and full-year ended December 31, 2025, as well as updated Mineral Reserves and Mineral Resources (“MRMR”) as of December 31, 2025 and full-year 2026 operating guidance. (1)
▪Consolidated operating results: Fourth quarter 2025 production was 120,267 gold equivalent ounces at consolidated cost of sales of $1,613 per payable ounce and AISC of $2,250 per payable ounce, or $2,002 per payable ounce exclusive of costs incurred at Çöpler in the quarter. For the full-year 2025, the Company produced 447,207 gold equivalent ounces at consolidated cost of sales of $1,472 per payable ounce and AISC of $2,153 per payable ounce, or $1,923 per payable ounce exclusive of costs incurred at Çöpler. Full-year production was above the midpoint of the Company’s 410,000 to 480,000 gold equivalent ounce consolidated guidance range, while full-year AISC were well aligned with the Company’s third quarter disclosures.
▪Financial results: In the fourth quarter of 2025, the Company reported net income attributable to SSR Mining shareholders of $181.5 million, or $0.84 per diluted share and adjusted net income attributable to SSR Mining shareholders of $190.5 million, or $0.88 per diluted share. For the full-year 2025, SSR Mining reported net income attributable to SSR Mining shareholders of $395.8 million, or $1.85 per diluted share and adjusted net income attributable to SSR Mining shareholders of $430.5 million, or $2.01 per diluted share. In the fourth quarter of 2025, SSR Mining generated $172.1 million in operating cash flow and $106.4 million in free cash flow. Full-year 2025 operating cash flow and free cash flow totaled $471.9 million and $241.6 million, respectively.
▪Cash and liquidity position: As of December 31, 2025, SSR Mining had a cash and cash equivalent balance of $534.8 million and total liquidity of $1,034.8 million, inclusive of the Company’s undrawn revolving credit facility and accompanying accordion feature.
▪Capital Returns: On February 13, 2026, SSR Mining’s Board of Directors approved a share buyback program of up to $300 million. Given the Company’s strong free cash flow projections and its portfolio of growth opportunities, the Company sees significant value to its shareholders in pursuing a share buyback program. Share buybacks have historically been an important part of SSR Mining’s capital return strategy with approximately 20 million shares repurchased between 2021 and 2024 at an average price of $15.76 per share. Under the share buyback program, share repurchases may be carried out from time to time over the next twelve months through opportunistic open-market purchases or by other means in amounts and at prices at SSR Mining’s discretion, subject to market and business conditions, applicable legal requirements, and other considerations.
▪Mineral Reserves & Mineral Resources: Total Proven and Probable Mineral Reserves as of December 31, 2025, were 11.0 million gold equivalent ounces, an increase of nearly 40% as compared to year-end 2024. Total Measured and Indicated Mineral Resources as of December 31, 2025, exclusive of Mineral Reserves, were 9.5 million gold equivalent ounces, an increase of over 80% as compared to year-end 2024. Year-over-year changes in Mineral Reserves and Mineral Resources include the addition of CC&V and the Hod Maden development project to consolidated totals, resource development activity and an increase in the base gold and silver price assumptions for Mineral Reserves to $1,700 and $20.50 per ounce, respectively.

SSR MINING | PAGE 1

▪2026 operating guidance: In 2026, SSR Mining expects to deliver production of 450,000 to 535,000 gold equivalent ounces from its Marigold, CC&V, Seabee and Puna operations at consolidated cost of sales of $1,560 to $1,640 per payable ounce and AISC of $2,360 to $2,440 per payable ounce. Exclusive of Care & Maintenance costs at Çöpler, the Company expects full-year consolidated AISC would be $2,180 to $2,260 per payable ounce. The midpoint of 2026 production guidance represents a 10% increase in gold equivalent ounces over 2025 results.
▪Çöpler: Fourth quarter remediation and reclamation spend at Çöpler was $7.4 million, bringing total remediation spend in 2025 to $21.7 million. Since February 2024, SSR Mining has spent $149.3 million on reclamation and remediation activities at the site.
▪Hod Maden development project: SSR Mining spent $33.8 million at the Hod Maden development project in the fourth quarter of 2025 as engineering and initial site establishment efforts continued to progress. Full-year spend at Hod Maden totaled $78.2 million, in line with guidance of $60 to $100 million. On January 29, 2026, SSR Mining announced the completion and issuance of a Technical Report Summary for the Hod Maden development project with a $1.7B NPV5% and 39% IRR at consensus commodity prices. For more information on Hod Maden, please see the Hod Maden Technical Report Summary filed on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) on January 30, 2026.
▪Development & exploration: Throughout 2025, SSR Mining continued to advance key brownfield organic growth projects across the portfolio, including Buffalo Valley at Marigold, Cortaderas at Puna, and Porky at Seabee. These projects represent low-cost, high-return development opportunities and have the potential to meaningfully extend the mine lives at each asset. SSR Mining is also investing $35 million in growth exploration and resource development activity in 2026 as it aims to identify and advance growth targets across its portfolio.
Rod Antal, Executive Chairman of SSR Mining, said, “The fourth quarter of 2025 was a strong finish to the year as we delivered full-year consolidated production above the midpoint of our guidance range at AISC well aligned with expectations. This operating performance allowed us to capitalize on the strong metals prices into year-end and generate approximately $172 million in operating cash flow and $106 million in free cash flow in the quarter. Our results were buoyed by an excellent fourth quarter at both CC&V and Puna, with each operation exceeding full-year production guidance.
Looking ahead, our 2026 operating guidance has our business on track to deliver a 10% year-over-year increase in gold equivalent ounce production and reinforces our position as the third largest gold producer in the United States. Our consolidated production platform is poised to deliver strong free cash flow in 2026, and we are working hard to continue surfacing additional value for our shareholders through key organic growth initiatives at each of our assets.
Through our continued focus on operational delivery and free cash flow generation, as well as our newly announced share buyback program, we expect to continue building on our positive momentum through 2026.”

SSR MINING | PAGE 2

Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three and twelve months ended December 31, 2025 and December 31, 2024 are presented below:

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data or otherwise stated)	December 31,		December 31,
	2025	2024	2025	2024
Financial Results
Revenue	$521,725	$323,187	$1,629,637	$995,618
Cost of sales	$188,032	$153,268	$653,303	$514,032
Operating income (loss)	$202,333	$34,382	$461,442	$(322,285)
Net income (loss)	$170,517	$(3,135)	$362,417	$(352,582)
Net income (loss) attributable to SSR Mining shareholders	$181,457	$5,555	$395,754	$(261,277)
Basic net income (loss) per share attributable to SSR Mining shareholders	$0.89	$0.03	$1.95	$(1.29)
Diluted net income (loss) per share attributable to SSR Mining shareholders	$0.84	$0.03	$1.85	$(1.29)
Adjusted net income attributable to SSR Mining shareholders (1)	$190,465	$21,266	$430,468	$57,591
Basic adjusted net income per share attributable to SSR Mining shareholders (1)	$0.94	$0.11	$2.12	$0.28
Diluted adjusted net income per share attributable to SSR Mining shareholders (1)	$0.88	$0.10	$2.01	$0.28

Cash provided by operating activities	$172,051	$94,979	$471,853	$40,130
Cash provided by operating activities before changes in working capital (1)	$211,491	$89,623	$644,511	$112,395
Cash used in investing activities	$(53,342)	$(39,560)	$(339,697)	$(143,116)
Cash provided by financing activities	$5,443	$2,308	$26,170	$6,918

Operating Results
Gold produced (oz)	91,031	89,178	333,078	275,013
Gold sold (oz)	88,819	86,320	331,534	279,121
Silver produced ('000 oz)	2,050	2,970	9,814	10,500
Silver sold ('000 oz)	2,097	2,709	9,663	9,642
Lead produced ('000 lb) (2)	9,363	15,409	45,881	53,703
Lead sold ('000 lb) (2)	9,557	14,276	46,756	49,631
Zinc produced ('000 lb) (2)	1,133	687	4,120	3,641
Zinc sold ('000 lb) (2)	974	531	3,470	3,121

Gold equivalent produced (oz) (3)	120,267	124,154	447,207	399,267
Gold equivalent sold (oz) (3)	116,581	118,220	443,902	393,216

Average realized gold price ($/oz sold)	$4,142	$2,603	$3,524	$2,381
Average realized silver price ($/oz sold)	$54.83	$31.53	$42.49	$29.16

Cost of sales per gold equivalent ounce sold (3)	$1,613	$1,295	$1,472	$1,307
Cash cost per gold equivalent ounce sold (1, 3)	$1,524	$1,203	$1,362	$1,200
AISC per gold equivalent ounce sold (1, 3)	$2,250	$1,857	$2,153	$1,878

Financial Position	December 31, 2025		December 31, 2024
Cash and cash equivalents	$	534,834	$	387,882
Current assets	$	1,287,121	$	1,029,034
Total assets	$	6,093,898	$	5,189,020
Current liabilities	$	618,357	$	218,877
Total liabilities	$	1,779,644	$	1,242,159
Working capital (4)	$	668,764	$	810,157
(1)The Company reports non-GAAP financial measures including total liquidity, adjusted net income (loss) attributable to SSR Mining shareholders, adjusted net income per share attributable to SSR Mining shareholders, cash provided by operating activities before changes in working capital, free cash flow, mine site free cash flow, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. AISC includes the cash component of care and maintenance costs. See “Cautionary Note Regarding Non-GAAP Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss), cost of sales, mine segment revenue, and cash generated by operating activities, which are the most comparable GAAP financial measures. Mine site free cash flow means revenue less cost of sales, exploration, evaluation, reclamation expenditures, cash care and maintenance costs, capital expenditures and taxes.
(2)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(3)GEOs are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations.
(4)Working capital is defined as current assets less current liabilities.

SSR MINING | PAGE 3

Full-Year 2026 Guidance
SSR Mining reports its full-year 2026 guidance that includes production, cost, and capital estimates for each asset and on a consolidated basis. The Company has not reflected any production, operating costs, or capital forecasts for Çöpler in its 2026 guidance.
Consolidated production in 2026 is expected to be 55 to 60% weighted to the second half, driven largely by the production profiles at Marigold and CC&V. AISC are expected to be highest in the first half of 2026, reflecting the aforementioned production profile and higher sustaining capital outlays across the portfolio in the first half of the year.

2026 Operating Guidance (5)		Marigold	CC&V	Seabee	Puna	Corporate	Total (Excluding Çöpler)	Çöpler	Consolidated
Gold Production	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420	–	355 – 420
Silver Production	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Production	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535	–	450 – 535

Cost of Sales per Ounce (GAAP) (6)	$/oz	1,720 – 1,790	1,420 – 1,490	1,480 – 1,550	22.30 – 24.30	–	1,560 – 1,640	–	1,560 – 1,640
Cash Cost per Ounce (non-GAAP) (6)	$/oz	1,720 – 1,790	1,410 – 1,480	1,480 – 1,550	17.00 – 19.00	–	1,480 – 1,560	–	1,480 – 1,560
Sustaining Capital Expenditures (7)	$M	108	34	42	18	–	202	–	202
General & Administrative	$M	–	–	–	–	65 – 70	65 – 70	–	65 – 70
Share-Based Compensation (8)	$M	–	–	–	–	50 – 60	50 – 60	–	50 – 60
Care & Maintenance	$M	–	–	–	–	–	–	80 – 100	80 – 100
AISC per Ounce (non-GAAP) (6)	$/oz	2,320 – 2,390	1,780 – 1,850	2,170 – 2,240	20.00 – 22.00	–	2,180 – 2,260	–	2,360 – 2,440
(5)Amounts presented on 100% basis. As of December 31, 2025, SSR Mining owns 80% of Çöpler. The Company has not reflected any production, operating costs, or capital forecasts for Çöpler in its 2026 guidance. In 2026, in an effort to limit the impact of gold and silver price volatility, SSR Mining will fix its gold to silver ratio for the purposes of GEO calculations to 63:1, reflecting the 60-day average trading prices for each metal. See “Assumptions” at the end of this press release for additional information.
(6)The Company reports non-GAAP financial measures including cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. AISC includes the cash component of care and maintenance costs. See "Cautionary Note Regarding Non-GAAP Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure.
(7)Refer to “2026 Capital Guidance” table below for a breakdown of sustaining capital expenditures.
(8)Share-based compensation guidance uses a reference price of approximately US$32.50 per share.
Sustaining capital spend in 2026 is expected to be 60 to 70% weighted to the first half, reflecting winter road expenditures at Seabee as well as fleet replacements at Marigold. Development capital spend is expected to be highest in the second and third quarters of 2026, driven by investment in leach pad expansions at Marigold and CC&V. Initial works including, engineering completion, access road and site establishment, continue at Hod Maden ahead of a formal construction decision by the joint venture. On a 100% basis, capital expenditure at Hod Maden is expected to total up to $15 million per month on this early works scope. SSR Mining intends to update full year capital guidance to include full project ramp-up following a positive construction decision.

2026 Capital Guidance ($M) (9)	Marigold	CC&V	Seabee	Puna	Çöpler	Other	Total
Sustaining Capital	106	31	39	18	–	–	194
Sustaining Exploration and Resource Development Expense	2	3	3	–	–	–	8
Sustaining Capital Expenditures	108	34	42	18	–	–	202

Growth Capital	48	55	8	4	–	–	115
Growth Exploration and Resource Development Expense	–	–	7	14	–	14	35
Total Growth Expenditures (10)	48	55	15	18	–	14	150
(9)Amounts presented on 100% basis. As of December 31, 2025, SSR Mining owns 80% of Çöpler and 10% of Hod Maden. SSR Mining can earn-in to own up to 40% of the Hod Maden development project through earn-in payments totaling $120 million, and an additional $30 million in milestone payments to Lidya Mines. All other properties are 100% owned by SSR Mining. Capital expenditures at Çöpler are not included in this guidance. Capital expenditures at Hod Maden are expected to total $15 million per month until a formal construction decision is made by the joint venture, at which point SSR Mining intends to update development capital guidance. Figures may not add due to rounding.
(10)All exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation expenses.

SSR MINING | PAGE 4

Marigold, USA
For the three months ended December 31, 2025 and 2024, Marigold produced 42,770 and 59,702 ounces of gold, respectively. Full-year 2025 production at Marigold of 153,535 ounces of gold compared to full-year guidance of 160,000 to 190,000 ounces.
During the fourth quarter of 2025, Marigold reported cost of sales of $1,825 per payable ounce and AISC of $2,089 per payable ounce. For the full-year 2025, cost of sales of $1,635 per payable ounce and AISC of $1,918 per payable ounce, compared to guidance of $1,530 to $1,570 per payable ounce and $1,800 to $1,840 per payable ounce, respectively.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2025	2024	2025	2024
Gold produced (oz)	42,770	59,702	153,535	168,262
Gold sold (oz)	40,709	58,250	154,024	167,669

Ore mined (kt)	7,161	7,343	19,321	27,690
Waste removed (kt)	17,612	17,271	79,091	72,028
Total material mined (kt)	24,773	24,615	98,412	99,718
Strip ratio	2.5	2.4	4.1	2.6

Ore stacked (kt)	7,160	7,343	19,321	27,690
Gold grade stacked (g/t)	0.35	0.42	0.39	0.28

Average realized gold price ($/oz sold)	$4,270	$2,601	$3,509	$2,438
Cost of sales ($/oz gold sold)	$1,825	$1,406	$1,635	$1,457
Cash costs ($/oz gold sold) (11)	$1,825	$1,408	$1,636	$1,459
AISC ($/oz gold sold) (11)	$2,089	$1,638	$1,918	$1,711
In 2026, Marigold’s production is expected to be 55 to 60% weighted to the second half, as higher grades stacked in the second quarter are anticipated to drive increased production in the second half. Marigold is expected to stack 21 to 23 million ore tonnes in 2026 at an average grade of approximately 0.4 grams per tonne.
As a result of previously highlighted ore blending requirements and to ensure pad recovery performance, the mine schedule has been updated to account for the blending of durable and non-durable ore. In addition, increased gold prices have resulted in pit expansions and the relocation of a planned waste dump to avoid sterilizing ounces. Overall, life of mine production for Marigold remains unchanged and the total ounces produced over the five-year period are materially the same as reflected in the current TRS. The growth targets of Buffalo Valley and New Millennium continue to advance, and SSR Mining anticipates potentially integrating them into an updated Marigold TRS that is expected to be released in the next 18 months.
Sustaining capital spend at Marigold is approximately 70% weighted to the first half of the year, with AISC expected to peak in the first quarter of 2026. Accordingly, AISC are expected to trend above the full-year guidance range in the first half of the year. Sustaining capital spend for Marigold in 2026 is forecasted to total $108 million, driven largely by spend on fleet replacements, ongoing fleet component purchases and plant upgrades. The investments in Marigold’s mining and hauling fleet are expected to help both near-term haulage requirements and enable the development of a number of potentially significant mine life extension opportunities ahead.

(2026 Guidance)	Production (koz)	Cost of sales ($/oz) (11)	AISC ($/oz) (11)
Gold	170 – 200	$1,720 – $1,790	$2,320 – $2,390
(11)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
Growth opportunities at Marigold include continued advancement of the Buffalo Valley project, which currently hosts approximately 570,000 ounces of gold Mineral Reserves, New Millennium, Marigold North and Valmy South. In 2026, growth capital at Marigold is expected to total $48 million, with the majority of that spend focused on heap leach expansions and continued development of the Buffalo Valley and New Millennium expansion studies.

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Cripple Creek & Victor, USA
(For the twelve months ended December 31, 2025, all metrics represent the period from February 28, 2025, the closing date of the CC&V acquisition, to December 31, 2025, unless otherwise stated.)
For the three months ended December 31, 2025, CC&V produced 39,392 ounces of gold. From February 28, 2025 to December 31, 2025, CC&V produced 124,557 ounces of gold. Inclusive of the 28,000 ounces of gold produced in the first two months of 2025 under prior ownership, full-year production from CC&V totaled 152,557 ounces of gold.
During the fourth quarter of 2025, CC&V reported cost of sales of $1,279 per payable ounce and AISC of $1,596 per payable ounce. For the period from February 28, 2025 to December 31, 2025, CC&V reported cost of sales of $1,274 per payable ounce and AISC of $1,555 per payable ounce, better than guidance of $1,470 to $1,510 per payable ounce and $1,800 to $1,840 per payable ounce, respectively.
With the strong close to the year, CC&V recognized over $450 million in revenue and $200 million in mine site free cash flow since acquisition, an impressive result as compared to the initial $100 million upfront cash payment for the asset and total transaction consideration of $275 million. Additionally, during the fourth quarter of 2025, the Company published a TRS for CC&V highlighting an initial 12-year life of mine plan with significant optionality for future growth. For more information on CC&V, please see the CC&V Technical Report Summary filed on a Current Report on Form 8-K with the SEC on November 12, 2025.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
Operating Data	2025	2024		2025	2024
Gold produced (oz)	39,392		—	124,557		—
Gold sold (oz)	39,460		—	123,510		—

Ore mined (kt)	5,470		—	17,658		—
Waste removed (kt)	4,318		—	13,265		—
Total material mined (kt)	9,788		—	30,923		—
Strip ratio	0.8		—	0.8		—

Ore stacked (kt)	5,431		—	17,829		—
Gold grade stacked (g/t)	0.40		—	0.42		—

Average realized gold price ($/oz sold)	$4,230		$—	$3,635		$—
Cost of sales ($/oz gold sold)	$1,279	$	N/A	$1,274	$	N/A
Cash costs ($/oz gold sold) (12)	$1,278	$	N/A	$1,265	$	N/A
AISC ($/oz gold sold) (12)	$1,596	$	N/A	$1,555	$	N/A
In 2026, production at CC&V is expected to be 50 to 55% weighted to the second half. CC&V is expected to stack 18 to 20 million ore tonnes in 2026 at an average grade of 0.35 to 0.40 grams per tonne and a full-year average stripping ratio of 1.0:1. Sustaining capital is expected to total $34 million in 2026, with more than 60% of that spend incurred in the first half of the year. Accordingly, AISC are expected to trend above the full-year guidance range in the first half of the year.

(2026 Guidance)	Production (koz)	Cost of sales ($/oz) (12)	AISC ($/oz) (12)
Gold	125 – 150	$1,420 – $1,490	$1,780 – $1,850
(12)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at CC&V. See "Cautionary Note Regarding Non-GAAP Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
Development capital spend at CC&V is expected to total $55 million in 2026, primarily driven by expansions to the existing valley leach facilities. As of year-end 2025, CC&V hosted 4.8 million ounces of Measured & Indicated Mineral Resources and an additional 2.0 million ounces of Inferred Mineral Resources, representing significant life of mine extension potential for CC&V in the future.

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Seabee, Canada
For the three months ended December 31, 2025 and 2024, Seabee produced 8,869 and 27,811 ounces of gold, respectively. Production from Seabee in 2025 reflected the temporary suspension of operations in the second quarter due to the impacts of regional forest fires, as well as the previously guided effort to prioritize underground mine development in the second half of the year. For the twelve months ended December 31, 2025, Seabee produced 54,986 ounces of gold, compared to production guidance of 70,000 to 80,000 ounces.
During the fourth quarter of 2025, Seabee reported cost of sales of $2,435 per payable ounce and AISC of $3,433 per payable ounce. For the full-year 2025, Seabee reported cost of sales of $1,525 per payable ounce and AISC of $2,231 per payable ounce, compared to guidance of $1,230 to $1,270 per payable ounce and $1,710 to $1,750 per payable ounce, respectively.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31, (13)
Operating Data	2025	2024	2025	2024
Gold produced (oz)	8,869	27,811	54,986	78,545
Gold sold (oz)	8,650	26,350	54,000	81,070

Ore mined (kt)	92	90	326	365

Ore milled (kt)	91	92	331	366
Gold mill feed grade (g/t)	3.16	9.66	5.25	6.93
Gold recovery (%)	95.0	97.2	96.4	96.4

Average realized gold price ($/oz sold)	$4,247	$2,632	$3,316	$2,362
Cost of sales ($/oz gold sold)	$2,435	$816	$1,525	$960
Cash costs ($/oz gold sold) (14)	$2,435	$817	$1,525	$961
AISC ($/oz gold sold) (14)	$3,433	$1,214	$2,231	$1,515
(13)Operations for the twelve months ended December 31, 2025 and 2024 were impacted by forest fires. See the Company’s Annual Report on Form 10-K for additional details.
In 2026, production from Seabee is expected to be strongest in the fourth quarter due to higher grades. Over the course of the year, processed grades at Seabee are expected to average approximately 5.0 g/t, while process plant throughputs are expected to average approximately 1,200 tonnes per day, inclusive of planned maintenance downtime in the second quarter. AISC are expected to be highest in the first half of the year, particularly the first quarter, reflecting the typical spend profile associated with the winter road season. Sustaining capital expenditures are planned to total $42 million in 2026.

(2026 Guidance)	Production (koz)	Cost of sales ($/oz) (14)	AISC ($/oz) (14)
Gold	60 – 70	$1,480 – $1,550	$2,170 – $2,240
(14)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
Growth expenditures at Seabee are expected to total $15 million in 2026 as the Company advances near-mine drilling exploration and resource development activity at Santoy and progresses engineering at Porky ahead of potential development in 2027. An initial 203,000 ounce Mineral Reserve was declared at Porky in 2025 with the potential to represent a new underground mining front to further complement and extend the existing Seabee mine life.

SSR MINING | PAGE 7

Puna, Argentina
For the three months ended December 31, 2025 and 2024, Puna produced 2.1 and 3.0 million ounces of silver, respectively. For the twelve months ended December 31, 2025 and 2024, Puna produced 9.8 and 10.5 million ounces of silver, respectively. Puna’s full-year 2025 production of 9.8 million ounces of silver exceeded full-year production guidance of 8.00 to 8.75 million ounces for the third consecutive year. The strong operating results at Puna were supported by continuous improvements in the performance of the Pirquitas process plant, which achieved quarterly and full-year records in tonnes processed in the fourth quarter and full-year 2025, respectively.
For the fourth quarter of 2025, Puna reported cost of sales of $20.13 per payable ounce and AISC of $18.39 per payable ounce. For the full-year 2025, Puna reported cost of sales of $16.74 per payable ounce and AISC of $14.24 per payable ounce. Full-year AISC at Puna were better than the mine’s 2025 AISC guidance range of $14.25 to $15.75 per payable ounce. Puna realized nearly $460 million in revenue and generated mine site free cash flow of over $250 million in 2025.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2025	2024	2025	2024
Silver produced ('000 oz)	2,050	2,970	9,814	10,500
Silver sold ('000 oz)	2,097	2,709	9,663	9,642
Lead produced ('000 lb)	9,363	15,409	45,881	53,703
Lead sold ('000 lb)	9,557	14,276	46,756	49,631
Zinc produced ('000 lb)	1,133	687	4,120	3,641
Zinc sold ('000 lb)	974	531	3,470	3,121
Gold equivalent sold (oz) (15)	27,762	31,900	112,368	114,095

Ore mined (kt)	332	750	1,802	2,328
Waste removed (kt)	1,892	1,337	6,406	5,900
Total material mined (kt)	2,225	2,087	8,208	8,228
Strip ratio	5.7	1.8	3.6	2.5

Ore milled (kt)	513	489	1,965	1,862
Silver mill feed grade (g/t)	129.6	194.0	161.8	181.0
Lead mill feed grade (%)	0.90	1.48	1.14	1.37
Zinc mill feed grade (%)	0.22	0.18	0.23	0.20
Silver mill recovery (%)	95.8	97.3	96.0	96.9
Lead mill recovery (%)	91.8	96.3	93.2	95.6
Zinc mill recovery (%)	45.5	36.3	40.9	44.2

Average realized silver price ($/oz sold)	$63.33	$31.53	$42.49	$29.16
Cost of sales ($/oz silver sold)	$20.13	$15.84	$16.74	$16.14
Cash costs ($/oz silver sold) (16)	$15.21	$11.47	$11.79	$11.64
AISC ($/oz silver sold) (16)	$18.39	$16.06	$14.24	$15.56
(15)GEOs are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations.
In 2026, production at Puna is expected to be 50 to 55% weighted to the first half, driven largely by grades processed. Process plant throughputs in 2026 are expected to average 5,250 to 5,500 tonnes per day at average grades of 110 to 120 g/t silver. AISC are expected to be highest in the first half of 2026, including a peak in the second quarter, largely reflecting the sustaining capital spend profile which is nearly 75% weighted to the first half. Sustaining capital expenditures at Puna are expected to total $18 million in 2026 and are primarily related to equipment and process plant component costs.

(2026 Guidance)	Production (Moz)	Cost of sales ($/oz) (16)	AISC ($/oz) (16)
Silver	6.25 – 7.00	$22.30 – $24.30	$20.00 – $22.00
(16)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See “Cautionary Note Regarding Non-GAAP Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
During the second quarter of 2025, the Company announced a three-year extension to Puna’s mine life. Subsequently, SSR Mining has continued to advance analysis and engineering work on pathways for additional mine life extension, including expansion opportunities at Chinchillas through additional pit laybacks and evaluation of the Melina target to the

SSR MINING | PAGE 8

northeast of the current pit. Evaluation of the brownfield Cortaderas deposit, which represents a potential underground mining target for Puna in the future, has also continued to progress positively.
At Cortaderas, drilling in 2025 extended mineralization in the main breccia zone to the west and also discovered an additional mineralized footwall zone. These results have not been incorporated into the year-end 2025 MRMR update at Puna, and additional drilling is planned at both targets in 2026. Further details on these mine life extension opportunities will be provided over the next 12 to 18 months.
In light of the recent volatility in gold and silver prices, SSR Mining has elected to use a consistent gold to silver price ratio in its calculation of gold equivalent ounces. For 2026, this ratio is 63:1, reflecting the 60-day trailing average gold and silver prices.
Çöpler, Türkiye
(amounts presented on 100% basis)
Operations at Çöpler were suspended following the February 13, 2024 incident at the Çöpler mine (the “Çöpler Incident”). During the suspension, care and maintenance expense has been recorded which represents depreciation and direct costs not associated with the environmental reclamation and remediation costs.
During 2025, the Company spent $21.7 million on reclamation and remediation bringing total spending related to the Çöpler Incident to $149.3 million.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
Operating Data	2025		2024	2025		2024
Gold produced (oz)		—	1,665		—	28,206
Gold sold (oz)		—	1,720		—	30,382

Ore mined (kt)		—	—		—	266
Waste removed (kt)		—	—		—	3,571
Total material mined (kt)		—	—		—	3,837
Strip ratio		—	—		—	13.4

Ore stacked (kt)		—	—		—	184
Gold grade stacked (g/t)		—	—		—	1.17

Average realized gold price ($/oz sold)		$—	$2,230		$—	$2,103
Cost of sales ($/oz gold sold)	$	N/A	$3,921	$	N/A	$1,192
Cash costs ($/oz gold sold) (17)	$	N/A	$4,419	$	N/A	$1,222
AISC ($/oz gold sold) (17)	$	N/A	$18,051	$	N/A	$3,814
(17)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Cautionary Note Regarding Non-GAAP Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization. SSR Mining owns 80% of Çöpler.

In 2026, Çöpler is expected to incur quarterly care and maintenance costs of approximately $35 to $40 million while the mine is not in operation. This includes $20 to $25 million in cash care and maintenance costs per quarter, which impact the Company’s consolidated AISC.

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Growth Exploration and Resource Development
In 2026, growth exploration and resource development expenditures are expected to total $35 million. Growth capital spend in 2026 is expected to total $115 million, excluding development capital at Hod Maden, as the Company makes meaningful investments in leach pad expansions at Marigold and CC&V.
On January 29, 2026, SSR Mining announced the completion of a Technical Report Summary for the Hod Maden development project which highlighted a $1.7B NPV5% and a 39% IRR at consensus metals prices averaging $3,167 per ounce gold and $4.52 per pound copper over the life of mine. Since acquisition in 2023, SSR Mining has made significant progress in project engineering and procurement activities at Hod Maden, and these activities have meaningfully de-risked the project. This includes meaningful progress on early works activities at site, including earthworks and road development, as well as the advancement of detailed engineering, hiring and procurement.
On a 100% basis, capital expenditure at Hod Maden is expected to total up to $15 million per month on the continuation of these early works ahead of a formal construction decision by the joint venture. Updated growth capital guidance will be provided following a positive construction decision by the joint venture at Hod Maden.
Exploration and development activities are also planned across SSR Mining’s portfolio of earlier stage projects, including at Amisk in Saskatchewan and other greenfield projects in Nevada, Saskatchewan, Türkiye and Argentina.

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Mineral Reserves and Mineral Resources (“MRMR”) for Year-End 2025
(The following information should be read in conjunction with Item 2. Properties in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 17, 2026 (the “Annual Report”) and the TRS for each of our material properties included as exhibits to our Annual Report.)
SSR Mining reported its updated MRMR as of December 31, 2025, reflecting depletion that occurred through mining activity, stockpile changes, new Mineral Reserves and Mineral Resources delineated through drilling activity, Mineral Resource conversion and changes to metals price assumptions used in the calculation of Mineral Reserves and Mineral Resources. In addition, following the completion of Technical Report Summaries for CC&V and the Hod Maden development project, the Company is now able to incorporate these properties into its consolidated MRMR statements.
As of year-end 2025, SSR Mining’s Mineral Reserves included 10.6 million ounces of gold and 24.2 million ounces of silver. On a gold equivalent basis, SSR Mining had 11.0 million ounces of Mineral Reserves, a 38% year-over-year increase inclusive of mined depletion.
As per Subpart 1300 of Regulation S-K, the Company’s year-end 2025 MRMR are presented on an attributable basis, reflecting the Company’s ownership interest in each material property. See the Company’s Annual Report for more information.
•Commodity price assumptions remain conservative: SSR Mining’s gold and silver price assumptions used in the calculation of Mineral Reserves at Marigold and Puna increased 13% and 8%, respectively, from $1,500 per ounce gold in 2024 to $1,700 per ounce in 2025, and from $19.00 per ounce silver in 2024 to $20.50 per ounce in 2025. The gold Mineral Reserve price of $1,600 per ounce for Seabee in 2024 was increased to $2,000 per ounce in 2025. The lead price of $0.90 per pound was unchanged from 2024 Mineral Reserves, while the zinc price assumption of $1.15 per pound increased from $1.05 in 2024. 2025 Mineral Resource prices of $2,000 per ounce of gold, $23.00 per ounce of silver, $1.30 per pound of zinc and $4.00 per pound of copper reflected minor increases from 2024, while the lead price assumption of $0.95 per pound used in the calculation of Mineral Resources was unchanged from 2024. No changes to metals prices or other assumptions were made with respect to the calculation of Çöpler’s MRMR.
•Track record of sustained Mineral Reserve growth: SSR Mining has established a consistent track record of exceeding mined depletion in its annual Mineral Reserve statements since 2020, reflecting the Company’s continued commitment to investment in organic growth projects and resource development activities across its portfolio. Since 2020, mined depletion has totaled 3.3 million gold equivalent ounces, while resource development, exploration activities and other changes to assumptions have more than offset this depletion with the addition of 3.4 million ounces of gold equivalent Mineral Reserves over that time period, excluding the impact of asset acquisitions. Inclusive of M&A activities, SSR Mining’s Mineral Reserves have grown 34% since 2020 to 11.0 million ounces gold equivalent, including mined depletion.
•Significant Mineral Resource base supports potential for mine life extensions: As of year-end 2025, SSR Mining had 9.0 million ounces of Measured & Indicated (“M&I”) gold Mineral Resources, a 104% year-over-year increase, and 9.5 million ounces of gold equivalent Mineral Resources, an 82% year-over-year increase. Inferred Mineral Resources total 4.5 million ounces gold and 5.1 million ounces gold equivalent, 97% and 95% year-over-year increases, respectively. SSR Mining will continue to invest in resource development activities across its operating sites with a goal to convert Mineral Resources to Mineral Reserves and support potentially low-cost mine life extension opportunities.
•Pipeline of growth projects with potential to deliver longer-term optionality: SSR Mining has a pipeline of highly prospective brownfield growth projects across the portfolio, including Buffalo Valley and New Millennium at Marigold, Chinchillas expansions and the Cortaderas project at Puna, and Porky and the Santoy underground extension targets at Seabee. Additionally, SSR Mining is investing in earlier stage growth programs at its regional properties in Saskatchewan, including Amisk, as well as regional exploration activities in Nevada, Türkiye, and Argentina as it targets longer-term growth potential.

(As of December 31, 2025) (18)	Gold	y/y	Silver	y/y	Lead	Zinc	Copper	GEO (19)	y/y
	koz	%	koz	%	Mlb	Mlb	Mlb	koz	%
Total P+P Reserves	10,582	40%	24,171	(6%)	110	17	22	10,989	38%
Total M&I Resource (20)	8,967	104%	32,698	(29%)	40	266	7	9,548	82%
Total Inferred Resource	4,456	97%	32,272	93%	0	388	3	5,085	95%
(18)Refer to Item 2. Properties in the Company’s Annual Report for asset level detailed summary by asset. MRMR are shown as attributable to SSR Mining only. As of December 31, 2025, SSR Mining owns 80% of Çöpler and 10% of Hod Maden. All other properties are 100% owned by SSR Mining.

SSR MINING | PAGE 11

(19)All gold equivalent ounces (GEO) figures are based on the corporate commodity prices listed in the “Assumptions” section in this press release. Metal equivalence is calculated for the respective and applicable metals as follows: GEO = Au oz + ((Ag oz * Ag price) + (Pb lb * Pb price per pound) + (Zn lb * Zn price per pound) + (Cu lb * Cu price per pound)) / (Au price per ounce).
(20)Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves.

Figure 1: Five-Year Changes to SSR Mining’s Consolidated Gold Equivalent Mineral Reserves (Moz)

Changes to SSR Mining’s consolidated gold equivalent Mineral Reserves shown over the five-year period from year-end 2020 to year-end 2025, illustrating Mineral Reserve additions through resource development and exploration drilling activities, as well as the Mineral Reserves added through accretive M&A transactions over the same period.
Conference Call Information
This news release should be read in conjunction with the Company’s Annual Report, filed with the SEC and available on the SEC website at www.sec.gov or www.ssrmining.com.
▪Conference call and webcast: Tuesday, February 17, 2026, at 5:00 pm EST.

Toll-free in U.S. and Canada:	+1 (844) 752-3757
All other callers:	+1 (412) 652-1234
For the webcast:	ir.ssrmining.com/investors/events
▪The webcast will be available on our website. Audio replay will be available for two weeks by dialing:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 1688664
All other callers:	+1 (412) 317-0088, replay code 1688664
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX.
For more information, please visit www.ssrmining.com
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

SSR MINING | PAGE 12

Cautionary Note Regarding Forward-Looking Information and Statements:
Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.
Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler, including if, when and under what conditions we will be authorized to resume operations and any impact of the incident on our operations in Türkiye, described in our Annual Report on Form 10-K; and other risk factors detailed from time to time in our reports filed with the SEC on EDGAR and the Canadian securities regulatory authorities on SEDAR.
Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to if, when, and under what conditions we will be authorized to resume operations at Çöpler, including timetable, outlook, preliminary costs, remediation plans and costs, and possible restart plans and associated conditions of any restart; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and returning cash to shareholders, including via share repurchases or dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; our joint venture governance and operations; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.
Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the uncertainty related to and the assumptions made in respect of the Company’s Çöpler operations as a result of the incident and any impact of such incident on our operations in Türkiye described above; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of current and future joint ventures and their governance and operations; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company’s ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.
The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedarplus.ca, and on EDGAR at www.sec.gov and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

SSR MINING | PAGE 13

Assumptions
All figures related to 2026 production and cost guidance are subject to the key assumptions, risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Information and Statements”. All 2026 production and cost guidance figures are presented on a 100% basis and in U.S. dollars, unless otherwise noted. Share-based compensation guidance uses a reference price of approximately US$32.50 per share. As of December 31, 2025, SSR Mining owns 80% of Çöpler and 10% of Hod Maden. All other properties are 100% owned by SSR Mining.
In an effort to limit the impact of gold and silver price volatility, SSR Mining has fixed its gold to silver ratio to 63:1 for the purposes of its 2026 GEO production and cost calculations. This reflects the 60-day average trading prices for each metal. The Company does not include by-products in the GEO calculations.
All information regarding Mineral Reserves and Mineral Resources should be read in conjunction with Item 2. Properties in the Company’s Annual Report and the TRS for each of our material properties included as exhibits to our Annual Report.
Metals prices used for preparation of the Mineral Reserves and Mineral Resources estimates were selected, in each case, by the Qualified Persons. Key assets are summarized in the tables below. Gold equivalent MRMR figures are based on the corporate commodity price assumptions listed below. Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves. All MRMR figures are presented on an attributable basis to SSR Mining’s ownership for each asset.

	2025					2024
Mineral Reserves	Gold	Silver	Lead	Zinc	Copper	Gold	Silver	Lead	Zinc	Copper
Metal Prices Assumptions	($/oz)	($/oz)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)	($/lb)	($/lb)	($/lb)
Marigold	$1,700	—	—	—	—	$1,500	—	—	—	—
CC&V	$1,700	—	—	—	—	N/A	N/A	N/A	N/A	N/A
Seabee	$2,000	—	—	—	—	$1,600	—	—	—	—
Puna	—	$20.50	$0.90	$1.15	—	—	$19.00	$0.90	$1.05	—
Çöpler	$1,450	—	—	—	—	$1,450	—	—	—	—
Hod Maden	$1,700	—	—	—	$3.50	N/A	N/A	—	—	N/A
Corporate	$1,700	$20.50	$0.90	$1.15	$3.50	$1,500	$19.00	$0.90	$1.05	$3.30

	2025					2024
Mineral Resources	Gold	Silver	Lead	Zinc	Copper	Gold	Silver	Lead	Zinc	Copper
Metal Prices Assumptions	($/oz)	($/oz)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)	($/lb)	($/lb)	($/lb)
Marigold	$2,000	—	—	—	—	$1,750	—	—	—	—
CC&V	$2,000	—	—	—	—	N/A	N/A	N/A	N/A	N/A
Seabee	$2,200	—	—	—	—	$1,750	—	—	—	—
Puna	—	$23.00	$0.95	$1.30	—	—	$22.00	$0.95	$1.15	—
Çöpler	$1,750	—	—	—	—	$1,750	—	—	—	—
Hod Maden	$2,000	—	—	—	$4.00	N/A	N/A	—	—	N/A
Corporate	$2,000	$23.00	$0.95	$1.30	$4.00	$1,750	$22.00	$0.95	$1.15	$3.95

SSR MINING | PAGE 14

Cautionary Note Regarding Non-GAAP Measures
We have included certain non-GAAP performance measures throughout this document. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders also use this information to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.
Total Cash, Total Debt, Net Cash, Total Liquidity, Cash costs, AISC per ounce sold, free cash flow, and mine site free cash flow are Non-GAAP Measures with no standardized definition under U.S. GAAP.
Non-GAAP Measure – Total Cash, Total Debt, Net Cash and Total Liquidity
Total cash, Total debt, and Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that these measures are a useful measure for shareholders as it helps evaluate liquidity and available cash. Total cash is calculated as Cash and cash equivalents plus Restricted cash and Total debt is calculated as the face value of the Company’s 2019 convertible notes plus other current debt.
The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$534,834	$387,882
Restricted cash	$—	$—
Total Cash	$534,834	$387,882

Face Value of 2019 Convertible Notes	$230,000	$230,000
Other Debt	$—	$—
Total Debt	$230,000	$230,000

Net Cash (Debt)	$304,834	$157,882
In addition to Net cash (debt), the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of December 31, 2025, no borrowings were outstanding on the Company’s $400 million credit facility with a $100 million accordion feature.
The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$534,834	$387,882
Restricted cash	$—	$—
Total Cash	$534,834	$387,882
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total Liquidity (21)	$1,034,834	$887,882
(21)Excludes $0.5 million in letters of credit. Inclusive of these letters of credit, total liquidity is $1,034.3 million.

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Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.
The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of byproduct credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.
AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.
The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers. In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR MINING | PAGE 16

The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended December 31, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total	Çöpler	Consolidated
Cost of sales (GAAP) (22)	$74,295	$50,468	$21,062	$42,205	$—	$188,032	$—	$188,032
By-product credits	$(56)	$(330)	$(17)	$(9,557)	$—	$(9,959)	$—	$(9,959)
Treatment and refining charges	$65	$285	$18	$(753)	$—	$(385)	$—	$(385)
Cash costs (non-GAAP)	$74,305	$50,423	$21,063	$31,896	$—	$177,687	$—	$177,687
Sustaining capital and lease related expenditures	$9,880	$8,718	$8,099	$4,819	$—	$31,517	$2,508	$34,024
Sustaining exploration and evaluation expense	$(33)	$—	$—	$—	$—	$(33)	$—	$(33)
Care and maintenance (23)	$—	$—	$—	$—	$—	$—	$26,029	$26,029
Reclamation cost accretion and amortization	$896	$3,838	$530	$1,843	$—	$7,107	$476	$7,583
General and administrative expense and stock-based compensation expense (24)	$—	$—	$—	$—	$17,066	$17,066	$—	$17,066
Total AISC (non-GAAP)	$85,048	$62,979	$29,692	$38,558	$17,066	$233,344	$29,013	$262,357

Gold sold (oz)	40,709	39,460	8,650	—	—	88,819	—	88,819
Silver sold (oz)	—		—	2,097,073	—	2,097,073	—	2,097,073
Gold equivalent sold (oz) (25)	40,709	39,460	8,650	27,762	—	116,581	—	116,581

Cost of sales per gold ounces sold	$1,825	$1,279	$2,435	N/A	N/A	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$20.13	N/A	N/A	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,825	$1,279	$2,435	$1,520	N/A	$1,613	N/A	$1,613
Cash cost per gold ounce sold	$1,825	$1,278	$2,435	N/A	N/A	N/A	—	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$15.21	N/A	N/A	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,825	$1,278	$2,435	$1,149	N/A	$1,524	—	$1,524
AISC per gold ounce sold	$2,089	$1,596	$3,433	N/A	N/A	N/A	—	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$18.39	N/A	N/A	N/A	N/A
AISC per gold equivalent ounce sold	$2,089	$1,596	$3,433	$1,389	N/A	$2,002	—	$2,250

	Three Months Ended December 31, 2024
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total	Çöpler	Consolidated
Cost of sales (GAAP) (22)	$81,898	N/A	$21,507	$42,891	$—	$146,296	$6,744	$153,040
By-product credits	$(29)	N/A	$(13)	$(13,610)	$—	$(13,652)	$(80)	$(13,733)
Treatment and refining charges	$154	N/A	$43	$1,793	$—	$1,990	$938	$2,927
Cash costs (non-GAAP)	$82,023	N/A	$21,537	$31,074	$—	$134,634	$7,601	$142,235
Sustaining capital and lease related expenditures	$12,411	N/A	$7,623	$4,958	$—	$24,992	$3,609	$28,601
Sustaining exploration and evaluation expense	$272	N/A	$—	$—	$—	$272	$—	$272
Care and maintenance (23)	$—	N/A	$1,663	$—	$—	$1,663	$19,344	$21,008
Reclamation cost accretion and amortization	$722	N/A	$1,164	$7,475	$—	$9,361	$493	$9,855
General and administrative expense and stock-based compensation expense (24)	$—	N/A	$—	$—	$17,558	$17,558	$—	$17,558
Total AISC (non-GAAP)	$95,429	N/A	$31,987	$43,507	$17,558	$188,480	$31,048	$219,528

Gold sold (oz)	58,250	N/A	26,350	—	—	84,600	1,720	86,320
Silver sold (oz)	—	N/A	—	2,708,581	—	2,708,581	—	2,708,581
Gold equivalent sold (oz) (25)	58,250	N/A	26,350	31,900	—	116,500	1,720	118,220

Cost of sales per gold ounces sold	$1,406	N/A	$816	N/A	N/A	N/A	3,921	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$15.84	N/A	N/A	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,406	N/A	$816	$1,345	N/A	$1,256	3,921	$1,295
Cash cost per gold ounce sold	$1,408	N/A	$817	N/A	N/A	N/A	4,419	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.47	N/A	N/A	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,408	N/A	$817	$974	N/A	$1,156	4,419	$1,203
AISC per gold ounce sold	$1,638	N/A	$1,214	N/A	N/A	N/A	18,051	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$16.06	N/A	N/A	N/A	N/A
AISC per gold equivalent ounce sold	$1,638	N/A	$1,214	$1,364	N/A	$1,618	18,051	$1,857
(22)Excludes depreciation, depletion, and amortization.
(23)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(24)General and administrative expense for the three months ended December 31, 2025 included $3.5 million in share based compensation expense.
(25)GEOs are calculated using the silver ounces sold multiplied by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

SSR MINING | PAGE 17

	Year Ended December 31, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V (26)	Seabee	Puna	Corporate	Total	Çöpler	Consolidated
Cost of sales (GAAP) (27)	$251,833	$157,397	$82,328	$161,745	$—	$653,303	$—	$653,303
By-product credits	$(172)	$(1,395)	$(72)	$(45,618)	$—	$(47,257)	$—	$(47,257)
Treatment and refining charges	$273	$291	$94	$(2,156)	$—	$(1,498)	$—	$(1,498)
Cash costs (non-GAAP)	$251,934	$156,293	$82,350	$113,971	$—	$604,548	$—	$604,548
Sustaining capital and lease related expenditures	$38,758	$23,023	$35,451	$13,897	$—	$111,129	$9,955	$121,084
Sustaining exploration and evaluation expense	$1,775	$—	$—	$—	$—	$1,775	$—	$1,775
Care and maintenance (28)	$—	$—	$234	$—	$—	$234	$90,748	$90,982
Reclamation cost accretion and amortization	$2,920	$12,792	$2,443	$9,761	$—	$27,916	$1,771	$29,687
General and administrative expense and stock-based compensation expense (29)	$—	$—	$—	$—	$107,823	$107,823	$—	$107,823
Total AISC (non-GAAP)	$295,387	$192,108	$120,478	$137,629	$107,823	$853,425	$102,474	$955,899

Gold sold (oz)	154,024	123,510	54,000	—	—	331,534	—	331,534
Silver sold (oz)	—	—	—	9,662,630	—	9,662,630	—	9,662,630
Gold equivalent sold (oz) (30)	154,024	123,510	54,000	112,368	—	443,902	—	443,902

Cost of sales per gold ounces sold	$1,635	$1,274	$1,525	N/A	N/A	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$16.74	N/A	N/A	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,635	$1,274	$1,525	$1,439	N/A	$1,472	N/A	$1,472
Cash cost per gold ounce sold	$1,636	$1,265	$1,525	N/A	N/A	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.79	N/A	N/A	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,636	$1,265	$1,525	$1,014	N/A	$1,362	N/A	$1,362
AISC per gold ounce sold	$1,918	$1,555	$2,231	N/A	N/A	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$14.24	N/A	N/A	N/A	N/A
AISC per gold equivalent ounce sold	$1,918	$1,555	$2,231	$1,225	N/A	$1,923	N/A	$2,153

	Year Ended December 31, 2024
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total	Çöpler	Consolidated
Cost of sales (GAAP) (27)	$244,312	N/A	$77,846	$155,659	$—	$477,817	$36,215	$514,032
By-product credits	$(113)	N/A	$(64)	$(50,271)	$—	$(50,448)	$(425)	$(50,873)
Treatment and refining charges	$420	N/A	$145	$6,889	$—	$7,454	$1,322	$8,776
Cash costs (non-GAAP)	$244,619	N/A	$77,927	$112,277	$—	$434,823	$37,112	$471,935
Sustaining capital and lease related expenditures	$37,561	N/A	$31,808	$16,794	$—	$86,163	$15,977	$102,140
Sustaining exploration and evaluation expense	$1,690	N/A	$—	$—	$—	$1,690	$—	$1,690
Care and maintenance (28)	$—	N/A	$9,376	$—	$—	$9,376	$60,813	$70,189
Reclamation cost accretion and amortization	$2,943	N/A	$3,690	$20,938	$—	$27,571	$1,965	$29,536
General and administrative expense and stock-based compensation expense (29)	$—	N/A	$—	$—	$62,885	$62,885	$—	$62,885
Total AISC (non-GAAP)	$286,813	N/A	$122,801	$150,009	$62,885	$622,508	$115,867	$738,375

Gold sold (oz)	167,669	N/A	81,070	—	—	248,739	30,382	279,121
Silver sold (oz)	—	N/A	—	9,641,677	—	9,641,677	—	9,641,677
Gold equivalent sold (oz) (30)	167,669	N/A	81,070	114,095	—	362,834	30,382	393,216

Cost of sales per gold ounces sold	$1,457	N/A	$960	N/A	N/A	N/A	$1,192	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$16.14	N/A	N/A	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,457	N/A	$960	$1,364	N/A	$1,317	$1,192	$1,307
Cash cost per gold ounce sold	$1,459	N/A	$961	N/A	N/A	N/A	$1,222	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.64	N/A	N/A	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,459	N/A	$961	$984	N/A	$1,198	$1,222	$1,200
AISC per gold ounce sold	$1,711	N/A	$1,515	N/A	N/A	N/A	$3,814	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$15.56	N/A	N/A	N/A	N/A
AISC per gold equivalent ounce sold	$1,711	N/A	$1,515	$1,315	N/A	$1,716	$3,814	$1,878
(26)CC&V data presented represents the period from February 28, 2025, the closing date of the CC&V acquisition, to December 31, 2025.
(27)Excludes depreciation, depletion, and amortization.
(28)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(29)General and administrative expense for the year ended December 31, 2025 included $42.2 million in share based compensation expense.
(30)GEOs are calculated using the silver ounces sold multiplied by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

SSR MINING | PAGE 18

The following tables provide a reconciliation of our projected cost of sales to projected cash costs and projected AISC used in the calculation of full-year projected 2026 cost guidance:

(operating guidance 100% basis) (31)		Marigold	CC&V	Seabee	Puna	Corporate	Total (Excluding Çöpler)	Çöpler	Consolidated
Gold Production	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420	–	355 – 420
Silver Production	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Production	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535	–	450 – 535
Gold Sold	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420	–	355 – 420
Silver Sold	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Sold	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535	–	450 – 535

Cost of Sales (GAAP)	$M	292 – 358	178 – 224	89 – 109	141 – 168	–	700 – 859	–	700 – 859
By-Product Credits + Treatment & Refining Costs	$M	–	(1)	–	(35)	–	(36)	–	(36)
Cash Cost (non-GAAP) (32)	$M	292 – 358	177 – 223	89 – 109	106 – 133	–	664 – 823	–	664 – 823
Sustaining Capital Expenditures (33)	$M	108	34	42	18	–	202	–	202
Reclamation Cost Accretion & Amortization	$M	3	15	2	2	–	22	–	22
General & Administrative	$M	–	–	–	–	65 – 70	65 – 70	–	65 – 70
Share-Based Compensation (34)	$M	–	–	–	–	50 – 60	50 – 60	–	50 – 60
Care & Maintenance (35)	$M	–	–	–	–	–	–	80 – 100	80 – 100
All-In Sustaining Cost (non-GAAP) (32)	$M	403 – 469	226 – 272	133 – 153	126 – 153	115 – 130	1,003 – 1,177	80 – 100	1,083 – 1,277

Cost of Sales per Ounce (GAAP)	$/oz	1,720 – 1,790	1,420 – 1,490	1,480 – 1,550	22.30 – 24.30	–	1,560 – 1,640	–	1,560 – 1,640
Cash Cost per Ounce (non-GAAP) (32)	$/oz	1,720 – 1,790	1,410 – 1,480	1,480 – 1,550	17.00 – 19.00	–	1,480 – 1,560	–	1,480 – 1,560
All-In Sustaining Cost per Ounce (non-GAAP) (32)	$/oz	2,320 – 2,390	1,780 – 1,850	2,170 – 2,240	20.00 – 22.00	–	2,180 – 2,260	–	2,360 – 2,440
(31)Amounts presented on 100% basis. Figures may not add due to rounding. In 2026, in an effort to limit the impact of gold and silver price volatility, SSR Mining will fix its gold to silver ratio for the purposes of GEO calculations to 63:1, reflecting the 60-day average trading prices for each metal. See “Assumptions” earlier in the endnotes of this press release for additional information.
(32)The Company reports non-GAAP financial measures including cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. Total AISC includes G&A costs and share-based compensation but excludes any care & maintenance costs incurred at Çöpler. Consolidated AISC reflects the cash component of care & maintenance costs incurred at Çöpler in the event the operation did not restart within 2026.
(33)Refer to “2026 Capital Guidance” table within the “Full-Year 2026 Guidance” section of this press release for a breakdown of sustaining exploration and evaluation expenditures. Capital expenditures for Çöpler are not included in this guidance.
(34)Share-based compensation guidance uses a reference price of approximately US$32.50 per share.
(35)Reflects the cash component of care & maintenance expenses of approximately $20 - $25 million per quarter that are expected to be incurred at Çöpler. At this time the Company is not able to estimate or predict if, when and under what conditions operations will resume.

SSR MINING | PAGE 19

Non-GAAP Measure - Adjusted Net Income (Loss) Attributable to SSR Mining Shareholders and Adjusted Net Income (Loss) Per Share Attributable to SSR Mining Shareholders
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted net income (loss) attributable to SSR Mining shareholders is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impacts of Çöpler Incident; inflationary impacts on tax balances; transaction, integration; and other non-recurring items.
The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$181,457	$5,555	$395,754	$(261,277)
Interest saving on 2019 notes, net of tax	$1,250	$—	$4,977	$—
Net income (loss) used in the calculation of diluted net income per share	$182,707	$5,555	$400,731	$(261,277)

Weighted-average shares used in the calculation of net income (loss) per share
Basic	202,994	202,403	202,745	202,258
Diluted	217,612	202,877	217,026	202,258

Net income (loss) per share attributable to SSR Mining shareholders (GAAP)
Basic	$0.89	$0.03	$1.95	$(1.29)
Diluted	$0.84	$0.03	$1.85	$(1.29)

Adjustments:
CC&V transaction and integration costs (36)	$3,137	$1,698	$22,177	$1,698
Effects of the Çöpler Incident (37)	$581	$1,013	$55,940	$320,994
Insurance proceeds related to the Çöpler Incident (38)	$—	$—	$(35,527)	$—
Changes in fair value of contingent consideration (39)	$13,261	$—	$13,261	$—
Reclamation costs (40)	$—	$14,310	$—	$14,310
Impairment charges (41)	$—	$—	$—	$369
Changes in fair value of marketable securities	$(2,755)	$(927)	$(9,497)	$(7,676)
Income tax impact related to above adjustments	$(2,634)	$232	$(1,041)	$1,440
Inflationary impacts on tax balances	$(2,582)	$(615)	$(10,599)	$(12,267)
Adjusted net income (loss) attributable to SSR Mining shareholders (Non-GAAP)	$190,465	$21,266	$430,468	$57,591

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.94	$0.11	$2.12	$0.28
Diluted (42)	$0.88	$0.10	$2.01	$0.28
(36)For the three months ended December 31, 2025 and 2024, represents transaction and integration costs of $3.1 million and $1.7 million, respectively. For the years ended December 31, 2025 and 2024, represents transaction and integration costs of $22.2 million and $1.7 million, respectively, related to the CC&V transaction.
(37)For the three months ended December 31, 2025, the effects of the Çöpler Incident represent contingencies and expenses of $0.6 million (presented net of pre-tax attributable non-controlling interest of $0.1 million).
For the year ended December 31, 2025, the effects of the Çöpler Incident represent (1) reclamation costs of $7.5 million (presented net of pre-tax attributable non-controlling interest of $1.9 million) and remediation costs of $42.8 million (presented net of pre-tax attributable non-controlling interest of $10.7 million) and (2) contingencies and expenses of $5.6 million (presented net of pre-tax attributable non-controlling interest of $1.4 million).
For the year ended December 31, 2024, the effects of the Çöpler Incident represent (1) reclamation costs of $9.0 million (presented net of pre-tax attributable non-controlling interest of $2.2 million) and remediation costs of $209.4 million (presented net of pre-tax attributable non-controlling interest of $52.4 million); (2) impairment charges of $91.4 million related to plans to permanently close the heap leach pad (amount is presented net of pre-tax attributable non-controlling interest of $22.8 million); and (3) contingencies and expenses of $11.3 million (amount is presented net of pre-tax attributable non-controlling interest of $2.8 million).
(38)For the year ended December 31, 2025, represents $35.5 million (presented net of pre-tax attributable non-controlling interest of $8.9 million) of business interruption insurance proceeds received associated with the Çöpler Incident.
(39)Represents non-cash gains or losses recognized in earnings from the remeasurement of acquisition-related contingent consideration. The adjustment reflects a change in the expected timing of settlement associated with the Carlton Tunnel permit modification related to CC&V. For more information, see the Company’s Annual Report, Note 23 to the consolidated financial statements.
(40)Represents revisions in cost estimate assumptions associated with water management and tailings storage facilities at Puna that have no substantive future economic value.
(41)For the year ended December 31, 2024, impairment of long lived and other assets are related to remote equipment damaged due to forest fires near Seabee.
(42)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders is calculated using diluted common shares, which are calculated in accordance with GAAP. For the year ended December 31, 2024, $5.0 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Consolidated Statement of Operations as they were antidilutive. 0.3 million shares were included in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the year ended December 31, 2024.

SSR MINING | PAGE 20

Non-GAAP Measure - Free Cash Flow, Cash Flow From Operating Activities Before Changes in Working Capital, Free Cash Flow
Before Changes in Working Capital, and Mine Site Free Cash Flow
The Company uses free cash flow and mine site free cash flow to supplement information in its condensed consolidated financial statements. The most directly comparable financial measure prepared in accordance with GAAP to free cash flow is cash provided by operating activities and the most directly comparable financial measure prepared in accordance with GAAP to mine site free cash flow is mine segment revenue. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources and, with respect to one of mine segments, to evaluate the cash generated from a mine. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.The Company calculates mine site free cash flow by deducting cost of sales, exploration, evaluation, and reclamation expenditures, cash care and maintenance, capital expenditures and taxes from revenue from a particular segment.
The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2025	2024	2025	2024
Cash provided by operating activities (GAAP)	$172,051	$94,979	$471,853	$40,130
Expenditures on mineral properties, plant, and equipment	$(65,685)	$(38,573)	$(230,204)	$(143,534)
Free cash flow (non-GAAP)	$106,366	$56,406	$241,649	$(103,404)
We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.
The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2025	2024	2025	2024
Cash provided by operating activities (GAAP)	$172,051	$94,979	$471,853	$40,130
Net change in operating assets and liabilities	$39,440	$(5,356)	$172,658	$72,265
Cash provided by operating activities before changes in working capital (non-GAAP)	$211,491	$89,623	$644,511	$112,395
Expenditures on mineral properties, plant, and equipment	$(65,685)	$(38,573)	$(230,204)	$(143,534)
Free cash flow before changes in working capital (non-GAAP)	$145,806	$51,050	$414,307	$(31,139)
We also present operating mine site free cash flow as non-GAAP measure to supplement our operating cash flow and free cash flow (non-GAAP) measures. The Company calculates mine site free cash flow as revenue less cost of sales, exploration, evaluation, and reclamation expenditures, cash care and maintenance, capital expenditures and taxes. We believe presenting asset level revenue minus large cash expenditures will be useful for investors because it represents a view of how much cash is actually generated and spent that is directly attributable to a specific site.
The following table provides a calculation of realized cash for CC&V from February 28, 2025, the closing date of the CC&V acquisition, to December 31, 2025 and for Puna the year ended December 31, 2025:

(in millions of US dollars, except per share data)	CC&V	Puna
Revenue (GAAP)	$450	$459
Cost of sales	$(157)	$(162)
Exploration & reclamation	$(14)	$(14)
Capital expenditures	$(41)	$(14)
Mine site free cash flow before taxes (non-GAAP)	$238	$270
Taxes	$(33)	$(9)
Mine site free cash flow (non-GAAP)	$205	$261

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Qualified Persons
The scientific and technical information concerning our mineral projects in this news release have been reviewed and verified by a “qualified person” under subpart 1 of Regulation S-K 1300 (“S-K 1300”). For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources included in this news release, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties, which are available as exhibits to the Company’s Annual Report, which is available on EDGAR at www.sec.gov.
Cautionary Note to U.S. Investors
This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.
Supplemental Mineral Reserve and Mineral Resource Information
The following table provides a reconciliation of MRMR between December 31, 2025 and December 31, 2024. The Company believes this information provides investors and analysts with useful information associated with changes in Mineral Reserves and Mineral Resources as compared to the prior year period. This information is meant to supplement information available in Item 2. Properties in the Company’s Annual Report.

Mineral Reserves and Mineral Resources Reconciliation (43)	Gold	Silver	Lead	Zinc	Copper	GEO (44)
	koz	koz	Mlb	Mlb	Mlb	koz
Total P+P Reserves as of December 31, 2024	7,567	25,640	111	17	–	7,970
Depletion due to mining	(275)	(8,517)	(1)	–	–	(378)
Drill additions	280	–	–	–	–	280
Model changes	169	7,048	–	–	–	230
Addition of CC&V	2,651	–	–	–	–	2,651
Addition of Hod Maden	190	–	–	–	22	236
Total P+P Reserves as of December 31, 2025	10,582	24,171	110	17	22	10,989

Total M&I Resources as of December 31, 2024 (45)	4,398	46,354	70	341	–	5,242
Resource to Reserve conversions	(333)	(7,048)	–	–	–	(414)
Model changes	30	(6,608)	(30)	(75)	–	(165)
Addition of CC&V	4,806	–	–	–	–	4,806
Addition of Hod Maden	66	–	–	–	7	79
Total M&I Resources as of December 31, 2025	8,967	32,698	40	266	7	9,548

Total Inferred Resources as of December 31, 2024	2,264	16,689	2	212	–	2,614
Drill additions	100	120	–	150	–	199
Model changes	100	15,463	(2)	26	–	276
Addition of CC&V	1,963	–	–	–	–	1,963
Addition of Hod Maden	28	–	–	–	3	33
Total Inferred Resources as of December 31, 2025	4,456	32,272	–	388	3	5,085
(43)Refer to Item 2. Properties in the Company’s Annual Report for asset level detailed summary by asset. MRMR are shown as attributable to SSR Mining only. As of December 31, 2025, SSR Mining owns 80% of the Çöpler district and 10% of Hod Maden. All other properties are 100% owned by SSR Mining.
(44)All gold equivalent ounces (GEO) figures are based on the corporate commodity prices listed in the “Assumptions” section in this press release. Metal equivalence is calculated for the respective and applicable metals as follows: GEO = Au oz + ((Ag oz * Ag price) + (Pb lb * Pb price per pound) + (Zn lb * Zn price per pound) + (Cu lb * Cu price per pound)) / (Au price per ounce).
(45)Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves.

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